Exhibit (j) (1)


            Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 19, 2004, relating to the financial statements and financial highlights, which appears in the September 30, 2004 Annual Report to Shareholders of Sanford C. Bernstein Fund II, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Custodian, Transfer Agent, Counsel, Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
January 24, 2005